Exhibit 11

Morrison Warren Partner	Chapman and Cutler LLP 320 South Canal Street, 27th Floor Chicago, Illinois 60606

T 312.845.3484
warren@chapman.com

May 2, 2024

Syntax ETF Trust

One Liberty Plaza, 46th Floor

New York, New York 10006

Re:	Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel to Exchange Listed Funds Trust (the “Trust”), a Delaware statutory trust, on behalf of the Stratified LargeCap Index ETF and Stratified LargeCap Hedged ETF (each, an “Acquiring Fund” and together, the “Acquiring Funds”), each a separate series of the Trust, in connection with the Trust’s registration statement on Form N-14 to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about May 2, 2024 (the “Registration Statement”), with respect to shares of beneficial interest of each Acquiring Fund (collectively, the “Shares”) to be issued in exchange for, with respect to the Stratified LargeCap Index ETF, the transfer of assets and assumption of liabilities of the Syntax Stratified LargeCap ETF, Syntax Stratified MidCap ETF, Syntax Stratified SmallCap ETF, Syntax Stratified U.S. Total Market ETF, and Syntax Stratified Total Market II ETF, each a separate series of the Syntax ETF Trust, and, with respect to Stratified LargeCap Hedged ETF, the transfer of assets and assumption of liabilities of the Syntax Stratified U.S. Total Market Hedged ETF, a separate series of the Syntax ETF Trust, all as described in the Registration Statement (collectively, the “Reorganization”). You have requested that we deliver this opinion to you in connection with the Trust’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a)      A certificate of the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), dated as of a recent date, as to the existence and good standing of the Trust;

(b)      A copy, certified by the Delaware Secretary of State, of the Trust’s Certificate of Trust dated April 3, 2012, as amended June 2, 2015, filed with the Delaware Secretary of State (the “Certificate of Trust”);

(c)      Copies of the Trust’s Agreement and Declaration of Trust dated September 10, 2012 (the “Declaration”), the Trust’s By-Laws, amended and restated December 9, 2022 (the “By-Laws”), and the resolutions adopted by the Board of Trustees of the Trust authorizing the Reorganization and the issuance of the Shares (the “Resolutions”), each certified by an authorized officer of the Trust;

Exchange Listed Funds Trust

May 2, 2024

(d)      A printer’s proof of the Registration Statement; and

(e)      A copy of the form of Plan of Reorganization substantially in the form expected to be entered into by the Trust on behalf of the Acquiring Funds (the “Plan”).

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed that the Registration Statement, as filed with the Commission, will be in substantially the form of the printer’s proof referred to in paragraph (d) above, and that the Plan will be duly completed, executed and delivered by the parties thereto in substantially the form of the copy referred to in paragraph (e) above. We also have assumed for the purposes of this opinion that the Certificate of Trust, the Declaration, the By-Laws, the Resolutions and the Plan will not have been amended, modified, or withdrawn with respect to matters relating to the Shares, and will be in full force and effect on the date of the issuance of such Shares.

This opinion is based entirely on our review of the documents listed above and such other documents as we have deemed necessary or appropriate for the purposes of this opinion and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the Delaware Statutory Trust Act to the extent that the same may apply to or govern the transactions referred to herein, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. Further, we express no opinion as to any state or federal securities laws, including the securities laws of the State of Delaware. No opinion is given herein as to the choice of law or internal substantive rules of law that any tribunal may apply to such transactions. In addition, to the extent that the Declaration or the By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended (the “1940 Act”), or any other law or regulation applicable to the Trust, except for the Delaware Statutory Trust Act, we have assumed compliance by the Trust with the 1940 Act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, and to the further assumptions and limitations hereinafter set forth, it is our opinion that the Shares, when issued and sold in accordance with the Declaration, the By-Laws, the Registration Statement, and the Resolutions, and for the consideration described in the Plan, will be validly issued, fully paid, and nonassessable by the Trust.

Exchange Listed Funds Trust

May 2, 2024

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

Chapman and Cutler llp

By:	/s/ Morrison C. Warren
Morrison C. Warren, Esq.